UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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INTERNATIONAL GAME TECHNOLOGY
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Announcement from Patti Hart
IGT Announcement – Corporate Communications – January 14, 2013

Dear Colleagues,

As part of IGT’s upcoming Board of Directors election, we are issuing a letter to our shareholders urging them to vote for our experienced Director nominees. We believe IGT’s highly experienced, and independent Board is acting in best interests of all shareholders. Highlights of the shareholder letter are detailed below:

•	The Board and management team remain confident that the continued execution of the IGT growth strategy will create significant shareholder value.

•	Shareholders should consider the facts about Mr. Mathewson’s leadership and corporate governance practices.

•	The Ader Groups nominees’ experience would not be additive to the Board and should be rejected.

•	IGT’s Board urges shareholders to vote for the Company’s experienced director nominees.

We are confident that our Board, management and workforce are a winning team. Together, we are committed to enhancing our financial strength, building on our thirty-year tradition of innovation and maintaining our industry leadership. Thank you all for staying focused on your jobs, serving our customers, and driving business results.

We will continue to keep you informed, and conversely, should you receive any inquiries from external sources please forward them to Susan Cartwright, VP Corporate Communications at susan.cartwright@igt.com.

Best,
Patti

Letter to IGT shareholders issued on Monday, January 14th

Dear Fellow Shareholders:

Over the past three years, IGT’s Board of Directors and management team have successfully charted a course for the Company that is both strategically and financially sound. As a result, IGT’s financial performance has improved, and significant capital has been returned directly to shareholders. Today, the Company is positioned for sustained growth through continued investment in its core electronic gaming business and disciplined investments in related business opportunities and new markets.

In connection with the upcoming Annual Meeting of Shareholders, you will face an important decision about the future of your investment in the Company. Ader Investment Management LP, on behalf of former IGT Chairman and CEO Charles N. Mathewson and Richard H. Pickup, a longtime associate of Mr. Mathewson, has nominated three directors for election to the Company’s Board at the 2013 Annual Meeting. The Mathewson Group has indicated that it has beneficial ownership of approximately 3% of total IGT shares and intends to nominate Mr. Mathewson and two others.

Your Board comprises eight highly qualified and experienced directors–Paget L. Alves, Janice Chaffin, Greg Creed, Patti S. Hart, Robert J. Miller, David E. Roberson, Vincent L. Sadusky and Philip G. Satre. In the coming weeks, you will receive the Company’s proxy materials, including a WHITE proxy card. The IGT Board recommends that you vote FOR all of IGT’s directors on the WHITE proxy card in advance of the Company’s 2013 Annual Meeting.

The Board and management team remain confident that the continued execution of the IGT growth strategy will create significant shareholder value.

IGT’s Financial Performance is Strong and Continues to Improve
Under this management team, IGT is delivering the strong and improving financial results that the Board expects from the successful execution of its strategy.

•	In 2012, IGT increased total revenues by more than 10% to over $2.1 billion and grew adjusted earnings per share from continuing operations by 12% to $1.04.[1]

•	IGT’s fourth quarter 2012 revenues were the highest in four years, and North American machine sales revenues were the highest in eight years.

•	The Company’s North American ship share is currently at 37%, its highest level since 2008.

•	IGT maintains its industry leadership, holding a 31% revenue share in an expanding market.

•	In 2013, the Company expects to build on this momentum and to deliver its FOURTH consecutive year of double-digit growth in adjusted earnings per share from continuing operations.

IGT is an Innovative Industry Leader, Shaping the Future of Gaming Entertainment
IGT is building upon its thirty-year tradition of leading innovation and reimagining the gaming experience. From the casino floor to the internet to mobile devices, IGT is propelling the evolution of gaming.

•	IGT is using its expertise, content and vision to innovate and deliver industry-altering firsts for its core business, developing technologies that:

™	Elevate our core gaming experience (MLD, SoundSync, Joy Stick play and Center Stage); and

™	Enhance operators’ management and delivery systems (sbX, Cloud, and Advantage System enhancements).

•

IGT also advanced its position as an innovator and leader in online social casino gaming with the acquisition of Double Down Interactive LLC. Double Down provides IGT with an industry-leading position in the rapidly growing online social casino market and will enable IGT to leverage its unrivaled content library across multiple platforms to anyone, anytime and anywhere.

IGT Takes a Balanced Approach to Investing in its Business and Returning Capital to Shareholders
Since 2009, the Company has prudently allocated capital to drive growth and return capital to shareholders.

[1] Adjusted earnings per share from continuing operations is a non-GAAP financial measure; reconciliation of non-GAAP to GAAP measures is included at the end of this letter.

•	IGT has invested nearly $800 million on Research and Development, the largest such investment in the industry.

•	IGT has strategically deployed $750 million in capital to enhance its core electronic gaming machine business.

•	IGT has strategically invested $350 million for growth in new businesses and markets.

•

Over the last three years, IGT has returned more than $860 million of capital to shareholders. In fiscal 2012 alone, IGT returned $546 million in cash to shareholders, and an additional $600 million remains available under the Company’s current share repurchase authorization.

IGT’s Board Is Acting in the Best Interests of All Shareholders
IGT’s highly experienced eight-member Board is committed to strong corporate governance and is open to communications with shareholders.

•

IGT’s Nominating and Corporate Governance Committee regularly reviews the representation of relevant skills and experience on the Board and considers new, qualified candidates in this regard. As a result, the Company has substantially reconstituted its eight-member Board, adding six new independent directors over the last five years.

•

IGT’s seven independent directors have considerable public company experience and a wide range of views and backgrounds, encompassing, among other fields, the gaming industry, the financial sector, consumer sales and marketing, technology and compliance.

•	The Company is committed to, and has implemented, leading corporate governance practices.

IGT Has a Strong Strategy to Take the Company Forward – Do Not Allow Mr. Mathewson to Take Us Backward
The Company believes that its strategy is the right one to propel IGT into the future and that the election of Mr. Mathewson and his associates would be a step in the wrong direction. Shareholders should consider the facts about Mr. Mathewson’s leadership.

•

Since Mr. Mathewson last served as CEO, the industry and technology have changed dramatically. Mr. Mathewson has advocated a return to a dated business model that does not reflect the changes in gaming trends, technologies, customer demand and industry dynamics of the last ten years.

•

As Chairman in 2003, Mr. Mathewson maintained his influence over the operations of the Company by handpicking Thomas J. “T.J.” Matthews as CEO and by maintaining a suite of offices at the corporate headquarters for himself and his personal legal and financial advisors.

•

With Mr. Mathewson’s support, Mr. Matthews implemented a flawed product and acquisition strategy, and failed to address an unsustainable cost structure, even in the face of the greatest industry downturn on record. As a result of these actions, IGT’s performance from 2004 through 2009 declined precipitously, as evidenced by a:

™	15% decrease in total revenues

™	56% decrease in operating income

™	48% decrease in operating income margins

™	44% decline in North American ship share

™	Decrease of over 60,000 units shipped annually

™	42% decline in gaming operations yield

™	26% decline in revenue per employee

•	Mr. Mathewson’s influence and Mr. Matthews’ failed strategies wiped out over $6.6 billion or 70% of IGT’s market capitalization, leading to the resignation of Mr. Matthews in 2009.

•

In 2010, with an eye towards enhancing corporate governance, the Board declined to re-nominate Mr. Mathewson’s son, Robert, for the slate of directors to stand for election at the 2011 Annual Meeting of Shareholders. The Board also rejected Mr. Mathewson’s repeated requests for reimbursement of personal expenses and terminated all perquisites.

•

Lastly, contrary to Mr. Mathewson’s recent statements, he does not qualify to serve as an independent Board member under the New York Stock Exchange rules, as he was an employee of IGT through September 16, 2010.

The Remaining Two Mathewson Group Nominees Would Not Be Additive to the Board and Should Be Rejected
The Board believes that the other two candidates the Mathewson Group intends to nominate – Raymond J. Brooks and Daniel B. Silvers – would negatively impact the strength of IGT’s Board. IGT believes that the nominees do not offer diversity or experience, nor do they offer any unique or necessary skills that are not already present on the Board.

•	Mr. Brooks’ career as a distressed investor and turnaround manager is not relevant to IGT’s current financial health and growth outlook.

™	Mr. Brooks has no relevant industry experience or public company board experience.

™	His senior management credentials are limited to his role as CEO at two small, private financial services companies, both in distressed turnaround situations.

•	Mr. Silvers has no relevant operating or management experience in the gaming industry.

™

Mr. Silvers has less than five years of experience as a board member, including only two years at India Hospitality Corp., an Ader-led public company that was delisted in March 2012, and only two years at Universal Health Services, Inc.

™	Mr. Silvers has no executive management experience other than serving under the direction and supervision of Mr. Ader at:

¡	Ader Investment Management, a small asset management firm.

¡	HCCP Manager LLC, a small merchant bank focused on real estate and the consumer sector.

¡	Western Liberty Bancorp, a small regional bank holding company.

™	Mr. Silvers’ experience is not relevant, and his employment by Mr. Ader could inappropriately influence him as a member of the Board of IGT.

Mr. Ader’s Confusing Statements Demonstrate a Lack of Credibility
The IGT Board strongly believes that the Mathewson Group and Mr. Ader seek to advance an agenda that would not be in the best interests of all IGT shareholders. Furthermore, we find Mr. Ader’s recent actions questionable. As disclosed in Mr. Ader’s own filings, on December 20, 2012 IGT received his Notice of Intent to Nominate in which Mr. Ader stated that he would nominate himself and the other three nominees of the Mathewson Group. Two weeks later, Mr. Ader updated his Notice with additional information about himself. Then, on January 10, 2013, Mr. Ader further updated his Notice, withdrawing his name from his proposed slate of nominees. The following day, in a public statement Mr. Ader denied his withdrawal, but then confirmed his withdrawal in his preliminary proxy filing with the SEC. We believe these actions demonstrate that Mr. Ader and the Mathewson Group lack credibility and are not suitable to represent shareholders.

The Board Believes Its Directors are Best Equipped to Protect and Grow Your Investment in IGT
The IGT Board is focused on the future. The Company is executing its strategy, meeting its financial objectives and positioning itself for long-term industry leadership and profitability. IGT’s highly experienced, engaged and independent Board is acting in the best interests of all shareholders. In conclusion, the IGT Board recommends that you vote FOR all of IGT’s directors on the WHITE proxy card in advance of the Company’s 2013 Annual Meeting.

On behalf of the International Game Technology Board of Directors:

Philip G. Satre Chairman of the Board	Patti S. Hart Chief Executive Officer

Forward-Looking Statements
This document contains forward-looking statements that involve risks and uncertainties. These statements include our expected future financial and operational performance and our strategic and operational plans. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, general economic conditions and changes in economic conditions affecting the gaming industry; difficulties or delays in obtaining or maintaining necessary licenses or approvals; slow growth in the number of new gaming jurisdictions or new casinos or the rate of replacement of existing gaming machines; changes in operator or player preferences for our products; our ability to compete in the gaming industry with new or existing competitors; changes in laws or regulations affecting our business; our ability to develop and introduce new products and their acceptance by our customers; risks related to our international operations; our ability to protect our intellectual property; adverse results of litigation, including intellectual property infringement claims; risks related to business combinations, investments in intellectual property and the integration of acquisitions; business disruptions, costs and future events related to the proxy contest initiated by the Mathewson Group; and the additional risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2012 filed with the SEC on November 28, 2012 and available on the SEC website at www.sec.gov and on the investor relations section of our website at www.IGT.com. All information provided in this document is as of the date hereof, and IGT undertakes no duty to update this information.

Important Additional Information
International Game Technology (“IGT”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from IGT stockholders in connection with the matters to be considered at IGT’s 2013 annual meeting of stockholders. IGT intends to file a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from IGT stockholders. IGT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of IGT’s directors and executive officers in IGT stock, restricted stock units and stock options is included in their SEC filings on Forms 3, 4 and 5, which can be found at IGT’s website (www.igt.com) in the section “Investor Relations.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with IGT’s 2013 annual meeting of stockholders. Information can also be found in IGT’s Annual Report on Form 10-K for the year ended September 29, 2012, filed with the SEC on November 28, 2012. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by IGT with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at IGT’s website at www.igt.com or by writing to IGT at 6355 South Buffalo Drive, Las Vegas, Nevada 89113, Attn: Corporate Secretary.

Presentation and Reconciliation of Non-GAAP Measures to GAAP

Year Ended September 30, 2012
GAAP Diluted Earnings Per Share (“EPS”) from Continuing Operations	$0.86
Acquisition related charges:(a)
Contingent retention & earn-out	0.15
Amortization of intangibles	0.04
Professional fees	0.01
Impairment and restructuring:
Patents (Walker Digital)	0.03
Notes (Alabama)	0.03
Entraction reorganization	(0.10)
Distributor settlement	0.01
Severance	0.01

Total non-GAAP adjustments	0.18

Adjusted EPS from Continuing Operations	$1.04

(a)	Primarily related to acquisition of Double Down Interactive LLC.

Year Ended September 30, 2011
GAAP Diluted EPS from Continuing Operations	$0.97
IP Usage settlements	0.01
Impairment	0.03
Investment gain	(0.01)
Certain discrete tax items (benefits)	(0.07)

Total non-GAAP adjustments	(0.04)

Adjusted EPS from Continuing Operations	$0.93

Year Ended September 30, 2010
GAAP Diluted EPS from Continuing Operations	$0.73
Impairment and restructuring	0.15
Investment loss	0.07
Debt refinancing charges	0.01
Certain discrete tax items (benefits)	(0.12)

Total non-GAAP adjustments	0.11

Adjusted EPS from Continuing Operations	$0.84

Year Ended September 30, 2009
GAAP Diluted EPS from Continuing Operations	$0.50
Impairment and restructuring	0.24
Investment loss	0.05
Debt refinancing charges	0.01
Certain discrete tax items (benefits)	(0.06)

Total non-GAAP adjustments	0.24

Adjusted EPS from Continuing Operations	$0.74

Adjusted earnings per share from continuing operations is a non-GAAP financial measure. We believe that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating our operating performance. Non-GAAP information is used to evaluate business performance and management’s effectiveness. These measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP measures may not be calculated in the same manner by all companies and therefore may not be comparable.

[1] Adjusted earnings per share from continuing operations is a non-GAAP financial measure; reconciliation of non-GAAP to GAAP measures is included at the end of this letter.

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